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                                   Exhibit 5

                          Opinion of Alston & Bird LLP
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                                                                       Exhibit 5

                  [Alston & Bird LLP Letterhead appears here]

                                  May 11, 1998

Premiere Technologies, Inc.
3399 Peachtree Road, N.E.
The Lenox Building
Suite 600
Atlanta, Georgia  30326

Ladies and Gentlemen:

     This opinion is given in connection with the filing by Premiere Technologies, Inc., a Georgia corporation (the "Company"), of a registration statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the registration of 4,527,841 shares of the $.01 par value Common Stock of the Company (the "Shares") that may be sold or issued pursuant to the Premiere Technologies, Inc. Second Amended and Restated 1995 Stock Plan or upon exercise of options granted under the Xpedite Systems, Inc. 1992 Incentive Stock Option Plan, Xpedite Systems, Inc. 1993 Incentive Stock Option Plan, Xpedite Systems, Inc. 1996 Incentive Stock Option Plan, Xpedite Systems, Inc. Officers 1996 Contingent Stock Option Plan, Xpedite Systems, Inc. Non-Employee Directors' Warrant Plan or upon the exercise of warrants granted to J. A. Blanchard, III, Robert A. Epstein and Allen Sarnatora under certain warrant agreements. This opinion is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

     We have examined such corporate records and documents as we deemed relevant and necessary in order to enable us to give the opinion set forth herein, including the Articles of Incorporation and Bylaws of the Company, as amended, and resolutions of the Board of Directors of the Company authorizing the actions to be taken.

     In conducting our examination we assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, that the Shares will be issued in accordance with the current terms of the applicable plans and the current terms of the resolutions of the Board of Directors authorizing the issuance of the Shares, and that the relevant provisions of the Articles of Incorporation and Bylaws of the Company and the Georgia Business Corporation Code in effect at the time of issuance of the Shares will not differ in any relevant respect from the relevant provisions of the Articles of Incorporation and Bylaws of the Company and of the Georgia Business Corporation Code as in effect as of the date of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares, when sold or issued pursuant to the Premiere Technologies, Inc. Second Amended and Restated 1995
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Stock Plan or upon exercise of options granted under the Xpedite Systems, Inc.
1992 Incentive Stock Option Plan, Xpedite Systems, Inc. 1993 Incentive Stock Option Plan, Xpedite Systems, Inc. 1996 Incentive Stock Option Plan, Xpedite Systems, Inc. Officer's 1996 Contingent Stock Option Plan, Xpedite Systems, Inc. Non-Employee Directors' Warrant Plan or upon the exercise of warrants granted to
J. A. Blanchard, III, Robert A. Epstein and Allen Sarnatora under certain warrant agreements, will be legally issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                              ALSTON & BIRD LLP


                                 By: /s/ Joel J. Hughey
                                     _________________